Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stevan R. Schott and Douglas L. Rabuzzi, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 regarding the registration of 1,000,000 shares of Duquesne Light Holdings, Inc. common stock, as well as any and all amendments to such Registration Statement, and to file the same with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

WITNESS THE DUE EXECUTION HEREOF as of July 22, 2004.

/S/ DOREEN E. BOYCE	/S/ DAVID M. KELLY
Doreen E. Boyce	David M. Kelly

/S/ ROBERT P. BOZZONE	/S/ MORGAN K. O’BRIEN
Robert P. Bozzone	Morgan K. O’Brien

/S/ CHARLES C. COHEN	/S/ STEVEN S. ROGERS
Charles C. Cohen	Steven S. Rogers

/S/ SIGO FALK	/S/ JOHN D. TURNER
Sigo Falk	John D. Turner

/S/ JOSEPH C. GUYAUX
Joseph C. Guyaux